AMENDMENT NO. 4 TO CONSULTING AGREEMENT

B E T W E E N:

SAMUEL ASCULAI

of the City of Toronto

in the Province of Ontario

(hereinafter referred to as the “Principal”)

- and –

BIOSTRATEGIES CONSULTING GROUP INC.

a corporation incorporated pursuant to the

laws of the Province of Ontario

(hereinafter referred to as the “Consultant”)

- and -

ENHANCE SKIN PRODUCTS INC.

a corporation incorporated pursuant to the

laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation, Consultant and Principal are parties to a Consulting Agreement made effective March 5, 2013, Amendment No 1 to Consulting Agreement dated March 3, 2014, Amendment No 2 to Consulting Agreement effective August 1, 2015 and Amendment No 3 to Consulting Agreement effective March 21, 2016 (collectively the “Consulting Agreement”);

AND WHEREAS the Corporation, Integumen Inc and Integumen Limited (“Integumen”) are parties to an Asset Purchase Agreement dated October 1, 2016 (“APA”) under which Integumen will assume certain obligations and liabilities of the Corporation;

AND WHEREAS the Corporation has adopted a plan of reorganisation, liquidation and dissolution (the “Plan”);

AND WHEREAS the parties hereto wish to amend the terms of the Consulting Agreement with effect from October 1, 2016 (“Effective Date”);

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Section 1.04 of the Consulting Agreement is amended by deleting it and replacing it with the following:

1.04(a) The Consultant will ensure the Principal is available to provide at least fourteen (14) hours of Services per week to the Corporation up to the date of Completion of the APA as defined in the APA and where reasonably possible, additional hours of Services where so required and requested by the Corporation.

1.04(b) The Consultant will ensure the Principal is available to provide at least seven (7) hours of Services per week to the Corporation from the date of Completion of the APA as defined in the APA up to the date of dissolution of the Corporation under the Plan and where reasonably possible, additional hours of Services where so required and requested by the Corporation.

2.	Section 2.01 of the Consulting Agreement, is amended by deleting it and replacing it with the following:

2.01	Remuneration:

(a)	For purposes of this Agreement:

(1)	Transaction Monies means all monies received, and the total amount of any other readily realizable cash equivalents or other assets received, by the Corporation or any of its affiliates from thtird parties, in respect of any debt financing, equity financing, sale of assets or royalty interest, licensing fees or any other similar funding method including in consequence of any merger or sale of all or part of the Corporation’s business.

(2)	Threshhold Funding means the receipt of Transactions Monies in aggregate of at least million United States dollars (US$1,000,000).

(b)	Subject to the provisions and conditions set out in this Section 2.01, the Corporation shall pay the Consultant a monthly retainer of seven thousand United States dollars (US$7,000) for up to fourteen hours of Services per week, plus one hundred United States dollars ($100) per hour of Services provided in excess of fourteen (14) hours per week during the period up to the date of Completion of the APA as defined in the APA. Consultant will seek prior approval from Integumen Limited before billing any hours beyond fourteen (14) hours per week and will provide an itemized statement of Services provided and time expended for any month Consultant claims fees in excess of fourteen (14) hours per week.

(c)	Subject to the provisions and conditions set out in this Section 2.01, the Corporation shall pay the Consultant a monthly retainer of three thousand five hundred United States dollars (US$3,500) for up to seven hours of Services per week, plus one hundred United States dollars ($100) per hour of Services provided in excess of seven (7) hours per week during the period from the date of Completion of the APA as defined in the APA to the date of dissolution of the Corporation. Consultant will seek prior approval from Integumen Limited before billing any hours beyond seven (7) hours per week and will provide an itemized statement of Services provided and time expended for any month Consultant claims fees in excess of seven (7) hours per week.

(d)	Prior to receipt of Threshhold Funding, payments required to be made under this Section 2.01 shall be made as follows:

(1)	For the period August 1, 2015 to October 31, 2015 the Corporation shall pay the Consultant the sum of twenty one thousand United States dollars (US$21,000) to be satisfied seventy percent (70%) in common shares of the Corporation at the price of $0.0018 and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(2)	For the period November 1, 2015 to January 31, 2016 the Corporation shall pay the Consultant for the value Services provided in that period to be satisfied seventy percent (70%) in common shares of Corporation at the price of $0.0018 and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(3)	For the period from February 1, 2016 the Corporation shall pay the Consultant for the value of Services provided in that period to be satisfied 70% in common shares of Corporation at a price calculated by dividing Transaction Monies received under the APA by the number of issued shares plus the unissued shares to be issued as a result of the conversion of debts owed under existing agreements as of the date of receipt of Transaction Monies under the APA, including debts owed under Section 2.01(d) (1) and (2) above, and 30% in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

The Corporation’s obligation to make payments under this Section 2.01(c) and (d) is contingent upon the Corporation receiving Threshhold Funding by April 30, 2017.

(e)	Once the Corporation has received Threshhold Funding all amounts due to the Consultant for Services provided from that date forward shall be satisfied 70% in common shares of Corporation at a price calculated by dividing Transaction Monies received under the APA by the number of issued shares plus the unissued shares to be issued as a result of the conversion of debts owed under existing agreements as of the date of receipt of Transaction Monies under the APA, including debts owed under Section 2.01(d) (1), (2) and (3) above and 30% in cash and shall be paid within five (5) business days of receipt of invoice from Consultant.

3.	Section 4.02 of the Consulting Agreement is amended by deleting it and replacing it with the following:

4.02 Termination by Corporation: Upon any termination of this Agreement, other than termination by the Consultant under Article 4.01, including as a result of any proposed or actual bankruptcy, insolvency or dissolution of the Corporation, the Corporation shall pay the Consultant all accrued compensation (including retainer) as set out in Article 2 plus a contract termination fee (“Termination Fee”) equal to the Consultant’s then average annualised remuneration (including retainer) based on the amounts invoiced in prior six months, whether the payment condition is satisfied or not, provided the Termination Fee shall be at least equal to eighty-five thousand ($85,000) . The Termination Fee to be satisfied 70% in common shares of Corporation at a price calculated by dividing Transaction Monies received under the APA by the number of issued shares plus the unissued shares to be issued as a result of the conversion of debts owed under existing agreements as of the date of dissolution, including debts owed under Section 2.01(d) (1), (2) and (3) above and 30% in cash, all such payments to be satisfied on or prior to the dissolution of the Corporation.

4.	Except as set out in this Amendment Agreement, the Consulting Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is any conflict between any provision of this Amendment Agreement and the Consulting Agreement, the terms of this Amendment Agreement shall prevail.

5.	This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby. The Consultant and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed.

SIGNED, SEALED AND DELIVERED )

Samuel Asculai

BIOSTRATEGIES CONSULTING GROUP INC.
Per: Samuel Asculai, President & CEO

ENHANCE SKIN PRODUCTS INC.
Per: Donald Nicholson, President & CEO